Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2009
     Midlothian, Texas September 21, 2009 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2009.
Highlights
•	Consolidated revenues for the quarter ended August 31, 2009 were $137.8 million compared to $130.8 million for the quarter ended May 31, 2009, an increase of $7.0 million or 5.4%, representing the second consecutive linked quarter increase.

•	Consolidated gross profit margins increased 230 basis points, or 9.7%, from 23.7% for the quarter ended May 31, 2009 to 26.0% for the quarter ended August 31, 2009.

•	Diluted earnings per share increased 42.3%, from $.26 for the quarter ended May 31, 2009 to $.37 for the quarter ended August 31, 2009.

•	The Company generated $50.0 million in cash from operations during the six month period ended August 31, 2009, an increase of $19.0 million, or 61.2%, over the comparable period last year.
Financial Overview
     For the quarter, consolidated net sales decreased by $23.3 million, or 14.5%, from $161.1 million for the quarter ended August 31, 2008 to $137.8 million for the quarter ended August 31, 2009. Print sales for the quarter were $73.9 million, compared to $85.4 million for the same quarter last year, or a decrease of 13.5%. Apparel sales for the quarter were $63.9 million, compared to $75.7 million for the same quarter last year, or a decrease of 15.6%. Overall gross profit margins (“margins”) increased from 24.4% to 26.0% for the quarters ended August 31, 2008 and August 31, 2009, respectively. Print margins increased from 26.1% to 28.7%, and Apparel margins increased from 22.4% to 22.9%, for the quarters ended August 31, 2008 and August 31, 2009, respectively. Earnings for the quarter increased from $9.3 million for the quarter ended August 31, 2008 to $9.5 million for the quarter ended August 31, 2009. Diluted EPS increased from $.36 per share to $.37 per share for the quarters ended August 31, 2008 and August 31, 2009, respectively.
     For the six month period, net sales decreased from $324.3 million for the six months ended August 31, 2008 to $268.6 million for the six months ended August 31, 2009, or 17.2%. Print sales for the period were $145.6 million, compared to $170.7 million for the same period last year. Apparel sales for the period were $123.0 million, compared to $153.6 million for the same period last year. Print margins increased from 27.0% to 27.5%, while Apparel margins were 21.9% and 21.7%, for the six months ended August 31, 2008 and 2009, respectively. Net earnings for the period decreased from $20.3 million for the six months ended August 31, 2008 to $16.2 million for the six months ended August 31, 2009. Diluted earnings decreased from $0.78 per share to $0.63 per share for the six months ended August 31, 2008 and 2009, respectively.

     The Company, during the quarter, generated $18.8 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) consistent with the comparable quarter last year. For the six month period ended August 31, 2009, the Company generated $33.1 million in EBITDA, compared to $40.5 million for the comparable period last year. Operational cash flows increased from $31.0 million for the six months ended August 31, 2008 to $50.0 million for the six months ended August 31, 2009.

	Three months ended		Six months ended
	August 31,		August 31,
	2009	2008	2009	2008
Earnings before income taxes	$15,152	$14,709	$25,684	$31,932
Interest expense	725	892	1,420	1,925
Depreciation/amortization	2,965	3,193	6,035	6,593

EBITDA (non-GAAP)	$18,842	$18,794	$33,139	$40,450

     Keith Walters, Chairman, President & CEO, commented by saying, “We are proud to have maintained our earnings level this quarter, as compared to the same quarter last year, given the 14.5% decline in our sales during the quarter which continues to be impacted by the negative economic environment. Although the economic environment continues to be difficult, we do feel encouraged by the fact that our sales have increased, on a linked basis, for two consecutive quarters and we were able to successfully improve our margins, during the quarter, at both our Print and Apparel Segments, due to the cost reduction initiatives implemented. We continue to maintain a strong balance sheet, with excellent liquidity and leverage ratios. During the six month period, we were able to generate $50.0 million in cash from operations, which we have used to fund our capital expenditures, increase our cash position and pay-down our outstanding debt, reducing our long-term debt-to-equity ratio to less than .17-to-1.0. I am extremely proud of the fact that we have been able to generate more than enough cash, during this period, to pay for our new manufacturing facility. Speaking of which, the construction of this new facility in Agua Prieta, Mexico, is progressing as scheduled. Once completed (expected during second quarter of fiscal 2011) the new facility should significantly reduce our apparel manufacturing and distribution costs. While these economic times continue to be challenging, we feel confident in our ability to navigate these challenging times as evidenced by our current performance.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Three months ended		Six months ended
	May 31,		August 31,		August 31,
Condensed Operating Results	2009	2008	2009	2008	2009	2008
Revenues	$130,830	$163,200	$137,767	$161,050	$268,597	$324,250
Cost of goods sold	99,846	122,748	101,945	121,812	201,791	244,560

Gross profit	30,984	40,452	35,822	39,238	66,806	79,690
Operating expenses	19,457	22,135	19,951	23,525	39,408	45,660

Operating income	11,527	18,317	15,871	15,713	27,398	34,030
Other expense	995	1,094	719	1,004	1,714	2,098

Earnings before income taxes	10,532	17,223	15,152	14,709	25,684	31,932
Income tax expense	3,897	6,287	5,606	5,368	9,503	11,655

Net earnings	$6,635	$10,936	$9,546	$9,341	$16,181	$20,277

Earnings per share
Basic	$0.26	$0.42	$0.37	$0.36	$0.63	$0.79

Diluted	$0.26	$0.42	$0.37	$0.36	$0.63	$0.78

	August 31,	February 28,
Condensed Balance Sheet Information	2009	2009
Assets
Current assets
Cash	$21,144	$9,286
Accounts receivable, net	64,121	57,467
Inventories, net	78,544	101,167
Other	10,123	14,334

	173,932	182,254

Property, plant & equipment	55,278	54,672
Other	198,965	199,454

	$428,175	$436,380

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$27,192	$24,723
Accrued expenses	21,629	18,947
Current portion of long-term debt	77	210

	48,898	43,880

Long-term debt	52,036	76,185
Deferred credits	25,860	24,309

Total liabilities	126,794	144,374

Shareholders’ equity	301,381	292,006

	$428,175	$436,380

	Six months ended
	August 31,
Condensed Cash Flow Information	2009	2008
Cash provided by operating activities	$49,974	$31,017
Cash used in investing activities	(5,792)	(2,604)
Cash used in financing activities	(32,534)	(22,024)
Effect of exchange rates on cash	210	382

Change in cash	11,858	6,771
Cash at beginning of period	9,286	3,393

Cash at end of period	$21,144	$10,164